EX-35.2
(logo) KeyBank


Statement of Compliance
August 1, 2013 - September 5, 2013 (the 'reporting period')


Re: JPM 2013-C13

I, Diane Haislip, in my capacity as Senior Vice President of KeyBank National Association as successor by merger to KeyCorp Real Estate Capital Markets Inc., (KeyBank), do hereby state that:

* A review of the Special Servicing activities of KeyBank during the reporting period and of its performance, under the Agreement(s), has been made under my supervision, and,

* To the best of my knowledge, based on such review, KeyBank has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.


By:

/s/ Diane Haislip
Diane Haislip, Senior Vice President

Date: March 11, 2014


KeyBank National Association
11501 Outlook Street, * Suite 300 * Overland Park, KS 66211
Toll Free (888) 979-1200 * Direct (913) 317-4100 * www.keybank.com